EXHIBIT 99.4
JOINT FILING AGREEMENT
     The undersigned hereby agree that Schedule 13D, dated April 23, 2007 (the “Statement”), with respect to the Ordinary Shares, including Ordinary Shares represented by American Depositary Shares (each representing ten Ordinary Shares), of STATS ChipPAC, Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 23rd day of April, 2007.

Singapore Technologies Semiconductors Pte Ltd

By:	/s/ Lena Chia Yue Joo
	Name:	Lena Chia Yue Joo
	Title:	Director

Temasek Holdings (Private) Limited

By:	/s/ Lena Chia Yue Joo
	Name:	Lena Chia Yue Joo
	Title:	Managing Director Legal & Regulations